Exhibit 99.2

Final Transcript
Thomson StreetEvents
Conference Call Transcript SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call Event Date/Time: Nov 11, 2010 / 09:30PM GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Bob Okunski
SunPower Corporation - Director of Investment Relations

Tom Werner
SunPower Corporation - CEO

Dennis Arriola
SunPower Corporation - CFO

Howard Wenger
SunPower Corporation - President of Utilities and Power Plants

Jim Pape
SunPower Corporation - President of Residential and Commercial

CONFERENCE CALL PARTICIPANTS

Vishal Shah
Barclays Capital - Analyst

Kelly Dockery
Macquarie Research Equities - Analyst

Satya Kumar
Credit Suisse - Analyst

Sanjay Shrestha
Lazard Capital Markets - Analyst

Rob Stone
Cowen and Company - Analyst

Jesse Pichel
Jefferies & Co. - Analyst

Unidentified Analyst
Analyst

Ben Kayla
Robert W. Baird & Co. - Analyst

Steven Chin
UBS - Analyst

PRESENTATION

Operator

Good afternoon, and welcome to SunPower Corporation's third quarter 2010 earnings conference call. I would now like to turn the call over to Mr. Bob Okunski, Senior Director of Investor Relations at SunPower Corporation. Sir, you may begin.

Bob Okunski - SunPower Corporation - Director of Investment Relations

Thank you, Ed. I would like to welcome everyone to our third quarter 2010 earnings conference call. On the call today we'll start off with the third quarter overview from Tom Werner, SunPower CEO, followed by Dennis Arriola, our CFO, who will go into greater financial details on the quarter. Tom will then discuss our outlook for 2010 before opening up the call for questions. We have allocated 60 minutes for today's call, and a replay will be available later today on the Investor Relations page of our website.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

During today's call we will make forward-looking statements subject to various risks and uncertainties that are described in our 2009 10-K, second quarter 2010 10-Q as well as today's press release. Please see those documents for additional information regarding those factors that may impact this forward-looking statements. To enhance this call we have posted a set of power points slides which we will reference during the call, on the presentations page of our Investor Relations website. In the same location, we have posted a supplemental date a sheet details some of our historical metrics.

On slide 2 of the PowerPoint presentation, you will find our Safe Harbor Statement. Our prepared remarks will run approximately 30 minutes which will allow time for questions. Finally, I want to remind everyone that we'll be holding our 2010 analyst day next week on November 18, in New York City, starting at 10 a.m. Eastern Time. The event will be webcast on our Investor Relations page of our website. With that, I would like to turn the call over to Tom Werner, CEO of SunPower, who will begin on slide 3. Tom.

Tom Werner - SunPower Corporation - CEO

Thanks, Bob, and thank you for joining us today. In this call, we will cover our Q3 results and outlook for 2010, our cost reduction progress and we will preview the drivers for our 2011 guidance which we will offer at our analyst day next week. Please turn to slide 3.

Our third quarter results significantly beat our forecast, due to strong execution from our manufacturing, construction, and sales teams. Revenues were up 41% and non-GAAP EPS was up 78% quarter -on-quarter. Our cost declined in line with plan in both the Fab and in the field. For 2011, our revenue and gross margin visibility has increased as we added to our backlog both of our business segments.

Demand is greater than supply, and we are entering 2011 with record backlog levels. Specifically in Fabs 1 and 2 in the Philippines, we had record performance in sale production, overall equipment effectiveness, average solar cell conversion efficiency, and yields. In fact, 3 in Malaysia, our first production run of generation 2 solar cells, exceeded 22% conversion efficiency, beating our plan. In the field, we installed a record 70 megawatts of power plants in Q3, and met our balance system, or BOS, cost targets. In Europe, our finance team closed the sale of the first two phases of the Montalto Solar Park, totaling 28 megawatts.

Turning to slide 4, we are confident in our Q4 forecast. Our Residential and Commercial, or R&C, segment is sold out for the quarter. In our Utility and Power Plants, or UPP segment, we are on track to complete the construction, financing, and sales of two additional Italian power plants.

Let's turn to our business segment, both of which provide volume and price visibility for 2011. Our commercial sales team signs contracts for several quarters into the future while our UPP business signs multi-year contracts. In the North American commercial business, we are approximately 70% booked for 2011, and have built a pipeline to record levels. Similarly, in North American UPP, we are approximately 95% booked for 2011. And in our EMEA UPP channel, we have identified projects for our entire 2011 panel allocation. We expect to increase our Italian power plant construction volume in 2011, versus 2010 and plan to begin building the California Valley Solar Ranch, our 250 megawatts Central Station power plant in San Luis Obispo county.

On the cost side, we're on track to achieve our Q4 2011 plan of $1.08 per watt, efficiency-adjusted panel costs relative to conventional crystalline silicon technology. Please turn to slide 5 to review our vertical integration strategy. SunPower's upstream manufacturing operations serve our two downstream channels, UPP, and R&C. We manufacture the highest efficiency panels in the world, up to 50% more efficient than conventional technology, and two to four times more efficient than thin built.

We believe this differentiated position is sustainable over the long term, and we will scale our manufacturing operations consistent with this advantage. We also plan to scale our upstream capabilities through joint ventures, partnerships, and in-house growth, to minimize cash outlays while continuing to reduce costs. Our two downstream segments provide channels to market for our unique panel technology.

We're integrated toward the customer so we can adjust rapidly (inaudible) market conditions, reduce installed systems costs, and establish a premium brand through superior service. Our ability to capture margins both upstream and downstream, which we refer to as, "margin stacking", meaningfully increases our gross profit per watt.

Let's turn to slide 6 to review the advantages of our down stream investment. In the UPP segment, one of our key advantages is the ability to develop large-scale projects through all stages of completion. This capability has resulted in strong market positions in Italy, the US, and several other emerging markets. Our system design and integrated down stream supply chain allow us to reduce installed costs, while providing our customers with a turnkey solution, and ongoing service consistent with the premium brand. The bottom line is, if this continues to be a winning strategy, we have the tools and people to execute on it.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

In the R&C business, we succeeded by virtue of our highly skilled direct sales force and our global dealer network. As a result, we are number one in the North American commercial market, and have built the leading global dealer network. Similar to UPP, our downstream channel reach and R&C allows us to reduce costs through systems design innovation, and an integrated downstream supply chain.

Our R&C strategy is clearly working for us. We have more demand than we can meet in our dealer channel, and the strongest market conditions we have seen in the commercial business. Please turn to slide 7 for a brief review of our market position as a result of our downstream investments. Within our R&C segment, a residential global footprint continues to grow, and we remain number one in install base in the US.

In the third quarter we added more than 100 dealers to our global network, primarily in the US, Italy, and France. This year we have expanded our dealer network by more than 50%, serving eight countries. In our North American commercial business, we continue to add to our US market leadership as customers continue to recognize that SunPower's world leading, high efficiency solar technology offers the best net present value per roof.

For example, we were recently awarded a 3.5-megawatt project for Macy's, which is the largest single rooftop system in the US, and our 33rd Macy's facility. Macy's win was directly related to the use of our T5 roof tile, the most cost effective roof top product in the industry. And in honor of Veteran's Day, we would like to announce a 7.5-megawatt agreement with the Veterans Administration for three systems in Florida and California.

These sites will include our industry leading solar, parking canopy system. UPP, our pipeline is maturing as we move through the development process on projects in EMEA and the US. We have increased our global pipeline from 4 gigawatts to 5 gigawatts over the last year, with approximately one third of that positioned in EMEA.

We also recently announced 40 megawatts of power plants in Delaware and Colorado including our 30-megawatt announcement with Iberdrola in Alamosa, Colorado. Both our commercial and UPP customers value our experience, technology, proven performance, as well as our competitive levelized cost of energy. With our high-energy density systems and integrated value chain, we offer customers very competitive levelized cost of energy, while also achieving our revenue, gross profit per watt, and demand visibility goals.

Turning to slide 8, let me provide a brief update on our 2010 Italian solar parks. As I mentioned earlier, we are remaining on track to meet our 2010 goals in Italy . This slide provides details on the timing of our four major self-developed 2010 Italian solar parks. As we announced, the first two phases of our Montalto Solar Park were sold in Q3. We expect to complete construction and sell our Phase 3 and 4 Montalto Solar Park this quarter, along with our 13 megawatts Solera Roma project.

As you can see, project development can be a multi-year process requiring resource commitment by the company from initial development through financing and final acceptance. The Companies that are most successful in the development process are those that have significant experience in executing projects on time, and on budget. With a cumulative total of more than 400 megawatts of ground mount power plants in operation by the end of this year. SunPower is the most experienced solar power plant developer and system provider in the world today.

We designed our UPP model with this advantage in mind and expanded our footprint to Europe with the acquisition of Sun Ray earlier this year. By combining our project expertise with Sun Ray's development capabilities, we have rapidly penetrated the Italian utility scale market. We're also leveraging our development and experience to open new power plant markets in EMEA, and countries such as the UK, France, Greece, and Israel.

Moving to slide 9, let me focus on US power plant economics. We continue to win power plants in the ultra-competitive US market, because we are competitive on a levelized cost of energy basis. Our customers buy energy delivered from our power plants, not panels on a dollar per watt peak basis. To understand this difference, and our high efficiency leverage, let's look at our energy density in comparison to the most efficient thin film on fixed film.

By using SunPower's world leading high-efficiency solar panels on our T0 trackers, the same 100 gigawatt hour-per-year power plant can be built with fewer megawatts. In this case, you would need approximately 25% more megawatts for thin film to deliver the same number of gigawatt hours annually. More thin film megawatts require more land; in this case approximately 85% more acres to deliver the same gigawatts hours. More acres will drive substantially more POS costs including more seal, cabling, foundation, converters, and land mitigation requirements. Also, more inverters and more space will increase O&M costs in the thin film case for the same energy delivered.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Turning to slide 10, you see that the same amount of delivered energy, the total cost of energy for the two power plants, is the same. However, since fewer megawatts from SunPower requires the same energy delivery, the price per watt, in this case the DC rating of the panels, is economically equivalent to the customer. Combining these advantages from our technology with our bankability, we offer our customers the best levelized cost of energy in the industry.

Now, looking at SunPower's panel costs, let's turn to slide 11. As I mentioned earlier, our cost reduction programs remain on track which will allow to us compete with conventional wholesale electricity. As we discussed last quarter, you can convert the benefits just discussed on levelized cost of energy to a panel-level efficiency-adjusted cost per watt. For Q4 2010, SunPower's efficiency adjusted cost per watt will be $0.92 per watt, when compared to thin film.

By Q4 2011, with a ramp of Fab 3 in our cost reduction program, SunPower's efficiency-adjusted cost per watt will be $0.71 when compared to the best thin film. When compared with conventional lower efficiency crystalline technology, we will achieve an efficiency-adjusted cost per watt of $1.36 in Q4. We are on target to achieve an efficiency-adjusted cost per watt of $1.08 by the fourth quarter of next year. We will be providing additional detail on our cost road map, including update on our Fab 3 JV at our analyst day next week. With that, I would like to turn the call over to Dennis to go over financials in greater detail.

Dennis Arriola - SunPower Corporation - CFO

Thanks, Tom. Please turn to slide 12. In the third quarter, SunPower had strong financial results, and our execution positions us solidly to deliver on our 2010 full year goals. Non-GAAP revenue in the third quarter was $554 million, up 41% over the second quarter of 2010, and an increase of 19% compared to the third quarter in 2009. Our non-GAAP revenues in Q3 and Q2 in 2010 included electricity revenue of $3.2 million, and $7.9 million respectively, from our Montalto 20 megawatts Solar Park. These electricity revenues were classified as income from discontinued operations in our GAAP results.

In the third quarter, we successfully monetized 28 megawatts of the first two solar projects in our Montalto di Castro Solar Park in Italy. The sale and transfer of debt related to 20 megawatts was treated as a return of capital, while the 8 megawatts project did provide a planned increase to the utility and power plant segment revenue and gross margin.

In cases like the Montalto Project, where we are the developers of the solar parks, we apply real estate accounting, which requires us to defer revenue recognition on any module sales and related construction expenses until the projects are financed and monetized to third party owners. In the third quarter, we recognized revenue from the sale and installation of 146 megawatts, up 39% from the 105 megawatts recognized in the second quarter. So majority of the megawatt growth was attributable to our UPP business segment.

Geographically our top three markets were Italy, the US, and Germany, and in terms of both megawatts and revenues. The utility and power plants revenue more than doubled in the third quarter to $261 million, compared to $128 million in the second quarter of 2010. The strong performance was primarily driven by our successful execution in Italy, and the buildout of projects in the US.

Our Residential and Commercial business also had a solid quarter, with revenues of $293 million in Q3, versus $264 million in the second quarter. Our continued penetration in Italy was also the major factor behind our third quarter growth, and we continued to maintain our number one market leadership position in the residential and light commercial segments in North America.

Total non-GAAP gross margin for the condition was 22.3%, compared to $26.3 in Q2 2010, and was better than our plan of 18% to 20% for the third quarter. On a segment basis, R&C's gross margin was 24.3%, compared to 26.5% in Q2 2010 as we implemented our previously announced price reductions in certain markets. Blended ASPs in our R&C business were down slightly quarter-over-quarter, but less than what we had originally expected.

In the UPP segment, gross margin was 20% in the third quarter, compared to 26.1% in the second quarter. The decline in gross margin is due primarily to lower electricity revenues quarter-over-quarter, and the completion of some lower margin EPC contracts in Europe. In the fourth quarter of 2010, we expect our consolidated gross profit dollars to increase significantly from the third quarter, and our gross margin percent to be in line with our Q3 performance.

Operating expenses for the quarter on a non-GAAP basis were $78 million, compared to $70 million in the second quarter. This quarter's operating expenses included costs related to the sale of our Montalto Solar Park, and expenses for bad debt allowance. Other income and expenses was a net expense of $21 million in Q3, compared to an expense of $17.5 million in the second quarter. The increase was primarily due to our foreign exchange hedging costs.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Profit before tax on a non-GAAP basis improved 56% to $24.2 million, from $15.5 million in the second quarter of 2010. As a result of our increased profits from our European activities, our non-GAAP effective tax rate for the quarter declined to 15.4% from 20.3% in the second quarter. We expect our fourth quarter non-GAAP tax rate to be in the 12% to 14% range, and for the full year 2010 to be 13% to 16%.

Earnings per share on a non-GAAP basis grew 78% to $0.26 per diluted share in the third quarter, from $0.15 per share in the second quarter of 2010. As a result of our improved profitability, the weighted average number of shares used to calculate third quarter earnings increased to 105.6 million shares from 96.8 million shares in the prior quarter, as we were required to use the if-converted methodology for calculating earnings per share.

In Q4, we also expect to use the if-converted calculation methodology. We have included a chart in our supplementary slides that illustrates the impact of the share count methodology to both GAAP and non-GAAP earnings per share for Q3. Overall, it was a very strong financial performance by the company, and with three quarters behind us, we continue to be on track to meet our guidance for full year 2010. Given that we experienced more demand in the quarter for our product than we can supply, we were able to accelerate revenues that were previously planned for the fourth quarter into the third quarter.

Let me turn to our GAAP operating results for a moment. For the quarter GAAP earnings per share was $0.21 per diluted share, and benefited from a $36.8 million noncash pretax gain related to the deconsolidation of our Malaysian Fab 3 subsidiary into our new joint venture with Au electronics. As you recall, our second quarter GAAP results were a loss of $0.07 per diluted share, and that included a $28.3 million noncash gain related to our investment in Woongjin Energy, a $34.1 million noncash market to market gain, related to our 4.5% cash convertible to ventures, and a tax provision for $47 million. We continue to believe that our non-GAAP results more closely align with the economic operating performance of our company.

Now let me turn to our balance sheet and liquidity on slide 13. At the end of the third quarter, SunPower had $438 million in cash and investments on the balance sheet. In the third quarter, we repaid $144 million in convertible debentures, and $34 million in bank loans. In addition, as a result of our Fab 3 JV in Malaysia, we were able to deconsolidate $233 million in debt.

Since the end of the third quarter, we entered into a new $70 million revolving credit facility that uses our equity position in Woongjin Energy as collateral. As of this afternoon, our equity holdings in the Woongjin Energy had a market value of approximately $360 million, and has carried on our balance sheet at $73 million.

As part of the loan agreement, we have the ability to increase the borrowing capacity on that credit facility from $70 million to $100 million. This new revolving credit facility, coupled with our previously completed $75 million loan agreement with the International Finance Corporation provides SunPower with an incremental $145 million of liquidity.

Capital expenditures in the third quarter were $4.3 million, and should be in the range of $125 million to $150 million for the full year. During the third quarter, we contributed $2 million in capital to our Fab 3 JV. Aided by the sale of the 28 megawatts in Italy, SunPower generated $78 million free cash flow in the quarter. We expect to generate additional free cash flow in the fourth quarter, after we monetize another 57 megawatts of projects in Italy.

Given the increased revenue we are recording in euros, we continue to manage our foreign exchange positions very closely. In the third quarter, we hedged 93% of our euro exposure at $1.37 per euro. In Q4, our revenues are fully hedged for our forecasted euro exposure at a rate of $1.37 per euro. With the recent strengthening in the euro, and our visibility into 2011 revenues in Europe, we continue to actively manage our hedging program. I will provide some more details on our 2011 hedging program next week at our analyst conference.

During the quarter, we produced 152 megawatts, and we're on track to exceed our plan of 550 megawatts for full year 2010, including our share of output from our Malaysian JV in the fourth quarter. Please turn to slide 14. As Tom mentioned earlier, we're continuing to make great progress in the financing and monetization of over 57 megawatts of Italian projects, and we're on schedule to recognizes the revenue from these solar parks in Q4. On our Montalto 44 project, we're in the market with what we believe is the industry's first listed and publicly-rated solar bond. This financing is expected to raise approximately EUR200 million through the sale of two tranches of bonds.

The first tranche will be sold to institutional investors, and the second tranche directly to the European investment bank. The first tranche, which benefits from a credit enhancement feature, has been provisionally rated AA2 by Moody's, and the other tranche has a provisional credit rating of BAA3. Both tranches have investment-grade ratings. When the solar park is monetized in Q4, the project, along with the debt, will transfer to the new equity owner and will not encumber SunPower's balance sheet at the end of Q4.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

With the completion of this financing structure and our expanded relationships with project finance banks and institutional investors in the US and Europe, we are well positioned to continue financing our pipeline of projects in 2011 and beyond. In fact, we have already started working on the financing of projects for next year. Our success in this area is a testament to the bankability of SunPower's technology, and the credibility and expertise of our project development and financing teams. I will spend some more time next week at our analyst conference on how these project financings work.

On the equity side of Montalto 44, we continue to work closely with a group of experienced investors, and are on track to finalize the sale of this project in December. In addition, assembly of the solar park is proceeding as planned, as we already completed 38 megawatts of the project, and we're on schedule for connection to the grid by mid-december. We're also on schedule to complete the assembly connection and sale of our Solari Roma 13-megawatt project in December.

As a result of our continued progress on the construction, financing, and monetization of our Italian projects, as well as the strength of our R&C in North America UPP businesses, I remain very confident that we will meet our 2010 revenue and earnings guidance. I look forward to seeing many of you next week at our analyst day in New York to go over our 2011 plans in more detail. With that, I will turn it back to Tom.

Tom Werner - SunPower Corporation - CEO

Thanks, Dennis. Now I would like to turn to our guidance on slide 15. As I mentioned in my opening remarks, we remain capacity constrained for the balance of the year, with a great level of visibility for 2011, as we see more demand for our product next year than we can supply. For the fourth quarter, we expect revenue of $870 million to $970 million and non-GAAP earnings per share in the range of $0.95 to $1.15. For the full year, revenue will be in the range of $2.15 billion to $2.25 billion.

Given our strong performance in Q3, we are raising the lower end of our 2010 non-GAAP earnings per share guidance by $0.10, to $1.45 to $1.65. Our gross margin forecast for Q4 2010 remains unchanged at 20% to 22%, with the full year in the range of 22% to 23%. As a reminder, we will be providing our 2011 guidance at our analyst day next Thursday. With that, I will open the call to questions.

In addition to Dennis, I also have with me Howard Langer, President of our Utility and Power Plants Group, Jim Pape, President of our Residential and Commercial Segment, Julie Blunden, our EVP of Public Policy and Corporate Communications, Chuck Boynton, Vice President of Finance and Corporate Development, and Bob Okunski, our Senior Director of Investor Relations, so they may provide some of our answers. To provide ample time to address all of your questions, we ask that you limit yourself to one question and a followup, and we would invite those of you who would like then, to jump back in the queue, to do so. First question, please.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. Our first question comes from Vishal. Vishal, your line is open. State your association, please.

Vishal Shah - Barclays Capital - Analyst

Thanks, Barclays Capital. Congratulations. Tom, you mentioned demand exceeds available supply for next year. Can you provide some color on which markets are really driving demand for next year? And also, can you talk about some of the pricing trends that you are seeing in the markets, particularly in Europe? Thank you.

Tom Werner - SunPower Corporation - CEO

Sure. So, Vishal, I think we're a little different in terms of the way we go to market. We're vertically integrated in our down stream channels, so we see the 2011 market, perhaps, differently. Our UPP business is completely booked for the year, with a small percentage yet to book. And the demand there, as you would expect, is largely Italian demand, and some US -- significant amount of US next year.

In the Residential and Commercial segment, we don't have a lot of exposure to Germany. We see that as a good thing. We're very, very strong in Italy, where our value proposition is nearing parody to conventional electricity. We have strong new entry into France, and we're number one in California, so we go into the year in a residential and commercial segment, and the commercial portion of it nearly booked for the year.

In the residential side of things, having to manage effectively with our dealers in a way that will allow us to grow together, and as you see on our data sheet we're growing the number of megawatts next year by 65% of SunPower supplied material. To we're working with other dealers to match their growth profile to our growth profile, and if anything they want to grow faster with our product. So, that would be the demand side, be happy to have either the Presidents elaborate if you'd like.

On the pricing side, the UPP business, or Howard's business, is booked for the year so pricing is established. The Commercial business pricing is largely established, not completely. And with the Residential business, we see first half pricing changes of in the single digits, mid-single digits. I think you find that to be consistent with the balance and midpoint of all the analysts that are this call and listening to this call.

Vishal Shah - Barclays Capital - Analyst

Thank you. One other. Yes, just with respect to your A and B shares, can you talk about your strategy there, and when you (inaudible) those. Thank you.

Dennis Arriola - SunPower Corporation - CFO

Sure. Vishal, this is Dennis. As you know, it has been just over two years since the (inaudible) semiconductor dividended out the B shares, so now we do have the opportunity to plan on what we want to be doing with both the A&B shares. And our current thoughts are that we are looking to find the most effective way to consolidate those so we have one class of shares out there. We're working with Cypress, because given the tax indemnification agreement we have, we have to be able to provide them with a legal opinion that satisfies them. So we're going to start working with them and you should expect that probably in the first half of 2011, we'll take the actions necessary collapse them.

Vishal Shah - Barclays Capital - Analyst

Great. Thanks very much.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Operator

Next question will be from Kelly Dockey. Your line is open, state your affiliation.

Kelly Dockery - Macquarie Research Equities - Analyst

Hi, Kelly Dockery with Macquarie. Congratulations, everybody. Thanks for taking the question. Just to follow up on Vishal's question about being constrained, maybe can you walk us through your thoughts about Serengeti for next year? And whether you expect to increase your sourcing of external cells to maybe satisfy some of that demand that you can't satisfy with on power modules?

Tom Werner - SunPower Corporation - CEO

Sure, Kelly. I will take that question. So the other element to think about is, we're ramping a whole new third Fab, and so that means the profile's at 65% of extra megawatt creates a strong back-ended loaded supply curve, just by virtue of the fact you're bringing on line throughout the year and they have to ramp. And so, we find ourselves with a view on third party supply that, let's say, we want to be flexible throughout the year because of our increasing internal supply. We do intend on having supplemental Serengeti supply through next year, and for that matter, the next several years.

We're close to announcing, I would say, a couple of relationships that will support that strategy, and we think we have at least one or if not one, maybe two, partners that we think we'll work with over the long-term. And so, we have spent a lot of time, because as you know, most suppliers have plenty of demand, and at least the bankable suppliers do, and we want somebody that's going to be strategic and work with us over the long haul. So it's been a lot of work put into this, and I guess the short version of that is, we will have Serengeti throughout the year, more probably in the first half than the second half, with at least a couple providers. And we think those couple providers will have a longer term agreement with us eventually. Any follow-up, Kelly?

Kelly Dockery - Macquarie Research Equities - Analyst

Just a quick follow-up on the Serengeti. You're talking about 50 to 100 megawatt, I think, in 2010. Do you think that number will be more next year?

Tom Werner - SunPower Corporation - CEO

The answer to your question is yes, and I will give you a rough idea, and then the team will make sure that I am accurate. I think it is on the order of up to 50% more.

Dennis Arriola - SunPower Corporation - CFO

That's correct.

Kelly Dockery - Macquarie Research Equities - Analyst

Great, thanks. Can I ask one quick question about the cost? I know you guys have a pretty aggressive cost improvement road map, and just wondering if that was largely set before AUO? So we might think there could be upside once Fab 3 gets up and running, and you really kind of get a good sense of what you can do with them?

Tom Werner - SunPower Corporation - CEO

Just to prove my competence in evaluating our cost road map, that was your third question. I had to say that, Kelly. I think the perspective I would have on AUO is going to be outside beyond 2011. I think what it gives us confidence in, is the pace that we have committed to in '11 is the pace we think we can maintain, because AUO, as you know, very large scale manufacturer and thinks big.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

And so, I think AUO, which by the way is going great, I think of that as giving us greater confidence in '11 and then giving us a lot of confidence we can maintain that pace beyond 2011, and let me just be very precise. Think about levels of automation that, as you automate further, that's not something you implement in six months. It is more like implementation of up to a year. And there are other things that they bring, but I give you that as an example.

Operator

Next question comes from Satya Kumar. Your line is open. State your affiliation.

Satya Kumar - Credit Suisse - Analyst

Thanks. Credit Suisse. Tom, I was wondering if you could clarify what you mean when you say the utility business is fully booked. I mean, can you over-book the utility business, for example, to cover for any shortfall if that were to occur, say, in the residential side of things? What exactly do you mean by the percentage booked?

Howard Wenger - SunPower Corporation - President of Utilities and Power Plants

This is Howard Wenger. I will answer the question. So what that means, is for North America, which we talked about in Tom's earnings script, is that we have 95% of the allocated PV for that business for 2011. Is fully booked meaning it is in backlog, and we'll build it in the coming year. So, it is a combination of bookings against the allocated PV we have by market channel.

Tom Werner - SunPower Corporation - CEO

Satya, I would add onto that that, yes. There is flexibility to over book and then, because of our vertical integration in our self developed projects, and on what I would call the mainstream of our project finance team, we have increasing levels of flexibility. And as you know, the timing of when you sell a project matters in terms of the rates of return of your buyers. So, important that you do have that flexibility, and I think you identify a very key point in the strategy of the company, and that that will be to have the UPV business be fully booked, if not over booked, so that we have flexibility in the balance of our business.

Operator

Next question will come from Sanjay Shrestha. Your line is open. State your affiliation.

Sanjay Shrestha - Lazard Capital Markets - Analyst

Lazard Capital Markets. Good afternoon, guys, and congratulations on the quarter and the outlook. Quick question first. When do you guys expect to close on this $200 million debt? It is a great news, not just for you guys, but for the entire industry. But when exactly do you expect to close it?

Tom Werner - SunPower Corporation - CEO

Sure. Dennis, when you answer that question, can you just elaborate on my comment on the timing of the project ?

Dennis Arriola - SunPower Corporation - CFO

Sure. Let me finish with that. On the UPP projects, I think one of the nice features of the way we structure the contract is that in some cases, we actually have the ability to accelerate business as well. So not just, "Can we find you business?" But in certain contracts, the utilities would like to have megawatts constructed sooner than later. So, that gives us optionality there. On your question on the $200 million euro bond financing, we are in the market right now. So I don't want to go into a lot of details on that, other than to say that it will get done in the very near term.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Tom Werner - SunPower Corporation - CEO

Do you have a follow-up?

Sanjay Shrestha - Lazard Capital Markets - Analyst

I do actually. Tom, this industry is full of fluff noise and somewhat annoying at times. So you guys are pretty close to the dynamics in Italy, so one of the concerns nowadays is Q4 Italy is very strong, so there is a chance it might not have a nice growth into 2011. Can you share your view on that? How do you see the growth opportunity in Italy for '11?

Tom Werner - SunPower Corporation - CEO

I think we have good clarity in Italy in 2011. I think -- I know we have feed and tariff clarity for the year. That's absolutely critical. In our case, since we self-develop in Italy, and as we'll articulate at our analyst day, we can identify the projects for the year, which specific projects. And I will mention that while there still will be a profile of next year consistent with the ramp of our third Fab, that there are no single large projects to drive our Italian business next year.

On the UPP side, if UPP is doing what we want it to do, is giving us clear visibility and clear visibility on economics, on the Residential and Commercial side, maybe it is because our product is such a good fit for that market that feed and tariff markets are really good for SunPower, because the more kilowatt hours you can produce, the higher your NPV. And so customers are really motivated to have a high-efficiency product.

You have a lot of sunshine and high conventional electricity costs, so Jim's team is expanding as rapidly as they can, and that business commercial, I would say really great visibility. And residential, and I don't know, Jim, if you want to add anything. That's a quarterly business. Right now it is on fire. I think you go into the year still very strong in Italy as well.

Jim Pape - SunPower Corporation - President of Residential and Commercial

Yeah, I'd say we're going to add another 125/150 dealers through the year through 2011 in Italy, and we have an almost insatiable desire on the ground there for rights to our dealership to the product. So that's continuing to bode well for demand into the next year.

Sanjay Shrestha - Lazard Capital Markets - Analyst

Thank you so much, guys.

Operator

Rob Stone, your line is open. State your affiliation.

Rob Stone - Cowen and Company - Analyst

Cowen & Co. Hi, guys and Julie.

Tom Werner - SunPower Corporation - CEO

Hey, Rob.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Rob Stone - Cowen and Company - Analyst

A question on the equity piece of the Montalto 44. Am I correct to assume that the sequencing is that you have to get the bond deal done first, and then you can do the equity? Can you give us any comments on where you are, how many potential buyers are circling, and do you expect to finish interconnect? Can you sell the project ahead of that in parallel? Just to give us a sequence from here, please?

Dennis Arriola - SunPower Corporation - CFO

Sure, Rob. This is Dennis. The debt financing and the equity sale process are actually happening in parallel. So you should more than likely expect that the debt financing, just given the timing, will be completed first. But as far as the equity buyer, it is actually more than likely going to be a small group of investors that are very interested, and they have been working together, and we're in the process of finalizing that. So I think that will all come together very nicely by early December.

Tom Werner - SunPower Corporation - CEO

Rob, this is Tom. I would just comment to give you a little more color. The process is that you generate interest, and we had multiple parties interested, and then, at least the way we're evolving, is we then sign an exclusivity agreement with one or more buyers and then focus the list. Dennis made comments about in preparing for 2011. I think the success of the first two projects in Montalto, plus the next two, has increased a number of equity buyers such that we have a larger group of people to work with than to reduce down to an exclusive, buyer or set of buyers. So we're past that point. The other color I would give you.

Dennis Arriola - SunPower Corporation - CFO

The other thing that's probably worth mentioning is that the interest in the Italian project is not limited to European investors, but there is actually interest from US investors which is great because we're really are broadening the field of investors for the future.

Tom Werner - SunPower Corporation - CEO

Rob, a follow-on?

Rob Stone - Cowen and Company - Analyst

My follow on is on California (inaudible). I think you said in your prepared remarks you expect to start construction. Can you just give us what the next milestones are the timeline are for that, please?

Tom Werner - SunPower Corporation - CEO

California Valley Solar Ranch is progressing largely on plan. The only hesitation with largely is there is a lot of planned elements, so I can't say that all 35 of them are exactly on plan, but the project overall is largely on plan. Things are going as large scale California projects go. As you know, I think you all know we're in the comment period of the environmental permit, and that we see a very rational process consistent with expectations, and that a set of variables that we think we can work with. And that would be a broad comment. Howard, I will let you give more detail.

Howard Wenger - SunPower Corporation - President of Utilities and Power Plants

Sure. I will take the opportunity, Rob, to -- you asked about the construction progress on the Montalto Italy project. I am pleased to report that it is over 75% completed. Meaning we've got 38 megawatts fully interconnected to the grid, and producing electricity, qualify for the feed and tariff, and so getting paid on that electricity, and we're ahead of schedule to get it completed. That was 38 megawatts DC converted to AC is roughly .8 of that number.

So, we're ahead of schedule there on that project. On the CVSR, what we call the California Valley Solar Ranch, just to add a little bit to what Tom said, all of the major elements are tracking, in terms of getting the permit, getting the interconnection in time, and getting the financing lined up for the project. We're -- everything is tracking, and to be completed in time to begin construction in 2011, as Tom mentioned in his remarks.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Rob Stone - Cowen and Company - Analyst

When would you expect the ultimate environmental permit decision? Is that likely sometime in middle of Q1?

Howard Wenger - SunPower Corporation - President of Utilities and Power Plants

Yes. That should be end of Q1, beginning of Q2.

Rob Stone - Cowen and Company - Analyst

Thank you.

Operator

Next question comes from Jesse Pichel. Your line is open. State your affiliation.

Jesse Pichel - Jefferies & Co. - Analyst
Jesse Pichel from Jefferies. Hello, Tom, Dennis and the team. Congrats on your progress and the Montalto bond, which has interesting implications there on the industry. Tom, can you tell us, do you think this financing vehicle can be used in other markets? And are there implication there for retail investors to participate in these types of instruments?

Tom Werner - SunPower Corporation - CEO

I will comment really quickly and then turn to Dennis. He and his team are the experts. The answer to your question, your insight is right on. The thing that I like about what we're doing here is that it is scalable. Scalable, as you point out not only in Europe, but worldwide, and also expands the investor base that can participate in -- I think it also said something about the credibility and bankability of our projects that we would be the first ones doing this. So, yes, it is an answer to your question but, Dennis, maybe you can elaborate just a little.

Dennis Arriola - SunPower Corporation - CFO

Jesse, as far as the utility scale, I think it is definitely something that we can replicate, not just in Europe again, but also in the United States now that we've got the structure and the model together. As it pertains to the Residential business, I mean, as we see the markets continuing to grow, we're talking about billions of dollars of product -- residential loans and/or leases over the next several years. so it is a matter of looking to see how we can best finance that. And more than likely, the banks are not going to be able to do that amount going forward, so -- I am sorry, I have been told retail investors.

Jesse Pichel - Jefferies & Co. - Analyst

Yes.

Dennis Arriola - SunPower Corporation - CFO

I thought we were talking about the residential side. Excuse me. On retail investors right now, these bonds are being sold to institutional investors, so it is unlikely at this point that this type of product would be sold, at least in Europe, to retail investors. We haven't really explored whether in the United States this is something that could be brought to the retail markets, but we are looking at whether residential loans could be potentially brought to institutional and retail investors down the road.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Jesse Pichel - Jefferies & Co. - Analyst

And for my follow-up question, Tom, you know, given your project expertise there, I would like to know what discussions have you had with utilities in certain markets with respect to voltage regulations on some of your large projects? And do you think that the utility pushback around this issue could disrupt the adoption of solar projects in certain markets? And how do you feel about this issue?

Tom Werner - SunPower Corporation - CEO

Thanks for the question. So grid integration is increasingly relevant in high -penetration markets, and that interestingly would be Hawaii, which we have a great deal of experience with, and have built systems -- and I will let Howard talk more about that deal with integration issues. And I think in Germany, we hear some dialog of grid integration concerns, and I would say that because of our level of power plant installation that we're well positioned to solve that for our customers as we are in Hawaii. So, yes, I think it is relevant. Yes, I think it potentially could affect market dynamics, but I believe we'll have solutions. And Howard do you want to comment?

Howard Wenger - SunPower Corporation - President of Utilities and Power Plants

Sure. Hi, Jesse.

Jesse Pichel - Jefferies & Co. - Analyst

Hello there.

Howard Wenger - SunPower Corporation - President of Utilities and Power Plants

At a macro level, SunPower, well, the industry, is not facing this as a limiting factor right now, nor do we see it as an industry-limiting factor in the very near term, but certainly something we have to be mindful of in the medium term, meaning three years and out. So we're doing things to be prepared for that. Selectively, we have incorporated grid integration features into our power plants such as reactive power control, and voltage ridethrough, selectively where necessary. But in general it is not a limiting factor.

And one thing I want to point out is, there are certain markets, such as in Spain and Germany, where the penetration is in the double-digits as a percentage of overall peak demand. You have penetrations, 10%, 15%, 20% of that peak demand being served by PV, and so that we've got a live demonstration that the grid operators can deal with relatively high penetration of this technology.

Tom Werner - SunPower Corporation - CEO

Jesse, we'll cover that a bit more next Thursday as well.

Jesse Pichel - Jefferies & Co. - Analyst

Thank you very much.

Tom Werner - SunPower Corporation - CEO

Thanks for your question.

Operator

The next question will come from (Inaudible), your line is open.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Unidentified Analyst Analyst

It is (Inaudible) from Morgan Stanley. Just wanted to follow up on the what you're hearing from investors regarding the yield they're demanding for investing in projects both in Europe and the US.

Dennis Arriola - SunPower Corporation - CFO

This is Dennis, Smithy. Everybody wants to just buy our product, so they're willing to almost give us whatever we want. Very low yields, what can I tell you? Honestly, It is very competitive. The more investors that are coming in we're seeing that it is very competitive, and it differs from project to project, because we have some projects that are levered, that lend themselves more to your traditional infrastructure or insurance investors. And we have others that are looking at some of our projects where they're going to just buy the entire project with their own equity and levered on their own balance sheet. But I would say what we're seeing is below double-digit unlevered returns.

Tom Werner - SunPower Corporation - CEO

And I would say to you that we comment on this in previous quarters. If anything, it is the same or a little bit better, and you would expect that, of course, when we have more investors coming to finance projects. But same or a little bit better.

Dennis Arriola - SunPower Corporation - CFO

The other thing I would tell you, is especially in jurisdiction where is there are feed-in tariffs. In the case of Italy, you're basically buying Italian risk at a premium, so investors are basically looking to buy an enhanced bond, if you will, at a discount. So that's why something below the 7% to 8% on unlevered basis looks very attractive, relative to the sovereign risk.

Tom Werner - SunPower Corporation - CEO

Do you have a follow up?

Unidentified Analyst Analyst

Yes. Just on the same topic, Dennis. I believe on the last call you mentioned in Italy, investors were demanding sort of IRRs -- of unlevered IRRs of 9%, and now you're saying 7% to 8%. So have the yields that investors have been demanding, have they fallen 1% to 2% over the past three months?

Dennis Arriola - SunPower Corporation - CFO

I would say that since we announced our other Montalto projects, there's been more investors coming in, and competition is good.

Tom Werner - SunPower Corporation - CEO

We're going to take two more questions and then hope to seeing everybody next Thursday. Next question, please.

Operator

Next question is from Ben Kayla. Your line is open.

Ben Kayla - Robert W. Baird & Co. - Analyst

Hi, this is Ben from Robert W. Baird. Just getting back to Montalto. What kind of risk is there for monetizing this in Q4? Does it actually have to be connected to the grid before you can take the equity for the project, or can you do that beforehand?

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Tom Werner - SunPower Corporation - CEO

So I will comment briefly and if you need -- anyone need to elaborate you can take it. We are connecting to the grid. I think Howard's number was 75% complete, so we are energizing and producing on this project now. We expect to be 100% connected to the grid prior to the equity financing being complete, so the expectation is that it will be fully built, and as Howard mentioned, we're ahead of schedule and quite comfortable with that occurring well within the quarter. So I think the answer to your question is yes.

Ben Kayla - Robert W. Baird & Co. - Analyst

Okay. And then looking ahead to 2011, and sounds like, for the most part you're sold out, and you know your pricing there. As you look at risks, what would you categorize as your biggest risk? Is it ramping up production? Is it cutting your costs? Or is it slippage and monetizing your projects out there, your UPP projects. And on the flip side, where is the upside as you look out into 2011?

Tom Werner - SunPower Corporation - CEO

Why don't I do this? I will take the upside and Dennis or someone else can take the rest because -- That's right in character. I think without being too cute, Dan, we're feeling better and better about 2011, and I will tell you we also feel better about our differentiation with our product and how sustainable that is. So we go into 2011 aggressively investing. We also feel good about the investment we've made in the last year in cost reduction, and that specifically means we have taken new resources from engineering and put them from our R&D team on cost reduction projects. So broadly speaking, I feel really good about the de-risking that we've done for the year.

Our operations in R&D teams are all over this cost reduction road map, and there is no line item that isn't completely action item and spoken for. So I think we feel quite confident about that, and the upside is, the factory over performed last quarter rather meaningfully, and now we have two factories or two Fabs, and we have a third one. So if our third fab can come online and we can over perform consistently, I think we can see an upside in megawatts. And of course the economics of vertical integrated megawatts are substantially better, at least in today's market, than internal product. So I would look to that.

I would say that it is Dennis' team. What I would like to characterize as (inaudible) the solar project financing main stream, I think you will see a consistent rate of return and improving rate of return there, and as you I am sure are well aware, that's a huge lever for the company. I hesitate to say it, but I wouldn't say there is a dominant risk going into the year and, Dennis, do you want to comment?

Dennis Arriola - SunPower Corporation - CFO

I think, Ben, there is not one thing that I am extremely worried about. I think the financing markets are cooperating. They're starting to get better than where we are even six months ago. If this were a change there, that could obviously have an impact but we don't see that happening. We're seeing more and more US banks getting back into the tax equity markets here in the United States, which helps us from a Residential, light Commercial and Utility scale. So as banks become more profitable, they need to figure out new ways to make money so they have tax equity.

Obviously our industry focuses a lot on what's going on within regulations within every country. There is no big hammer out there that we're looking at today, and as Tom mentioned, we're not overly exposed to Germany, so there are changes there, that's not a huge risk to us. But I think it is, for us, it is continuing to focus and execute. Those are the things that are going to make us successful and that we look at day in and day out.

Ben Kayla - Robert W. Baird & Co. - Analyst

Congrats, guys. Take care.

Operator

Our last question comes from Steven Chin. Your line is open. State your affiliation, please.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 11, 2010 / 09:30PM GMT, SPWRA - Q3 2010 SunPower Corporation Earnings Conference Call

Steven Chin - UBS - Analyst

Thank you. It is UBS. Hi, Tom. Nice quarter. Just a follow-up question, Tom, on the panel cost per watt. It looks like your module production in the third quarter increased pretty nicely at about 10% sequentially, so were you pretty close to the $1.71 cost per watt goal in this third quarter? And what helped this increased production?

Tom Werner - SunPower Corporation - CEO

The answer to your question is yes. Close or better, and the increased volume did matter, and allowed us to use the word, "better", and that increased production is where do you want it, and that is essentially from yields. So, yes, it is kind of a long-winded yes.

Steven Chin - UBS - Analyst

And just a quick follow-up question. On the 5 gigawatt pipeline you built up, can you share any color about how much of that 5 gigawatt pipeline has been contracted so far?

Tom Werner - SunPower Corporation - CEO

I think I will take that just because we're over time, and Howard is presenting next week at analyst day. And the questions that we're asked -- the question elaborate next Thursday. So, you can think of the extra gigawatt adds being largely North American, not exclusively, and you can also think of it as having land positions that we think are in the right place for the variables that you would expect, which is transmission, permitting, and then financeability which has a lot to do with those other two elements.

I would say those are the primary determinants, and then there is -- each particular project has different variables that are accomplished, and again Howard will elaborate on that next Thursday. So, with that, I think we're going to call the call to a close. Thank you very much for joining us today. We appreciate your support, and all of our shareholders support. We look forward to seeing you next Thursday at our analyst day, and at various investor relations meetings over the next few weeks. Thank you very much.

Operator

At this time that concludes today's conference. You may disconnect. Thank you for your attendance.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©  2010 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Montalto 44 Bond Offering

This script is not an offer of securities for sale in the United States, and the securities referred to in this script relating to Montalto 44 may not be offered or sold in the United States absent registration or an exemption from registration.  The issuer of the securities does not intend to offer or sell these securities in the United States, and intends to conduct any offering of these securities outside the United States in reliance on Regulation S under the Securities Act of 1933.